Exhibit 99.1

Aradigm Announces Second Quarter 2015 Financial Results

Hayward, CA – August 13, 2015 – Aradigm Corporation (Nasdaq:ARDM) (the “Company”) today announced financial results for the second quarter and six months ended June 30, 2015.

Total revenue was $10.0 million for the second quarter of 2015, compared with $12.2 million in revenue for the second quarter of 2014. The decrease in revenue primarily resulted from a decrease in the amount of the reimbursement of Pulmaquin® project-related expenses under the Grifols collaboration arrangement.

Total operating expenses for the second quarter of 2015 were $11.1 million, compared with total operating expenses of $13.6 million for the second quarter of 2014. The decrease in research and development expenses was due to lower costs for contract manufacturing, contract testing and for the ongoing Pulmaquin® clinical trials, offset by higher employee-related expenses due to the addition of staff. The decrease in general and administrative expenses was due to lower officer bonuses because of the special bonus paid in the second quarter of 2014, and decreases in consulting costs in support of the Pulmaquin program and outside service expenses related to public company filings.

As of June 30, 2015, cash and cash equivalents totaled $49.0 million.

“Our most important current activity – the global Phase 3 clinical program with our investigational formulation Pulmaquin to treat patients with non-cystic fibrosis bronchiectasis who have chronic lung infections with Pseudomonas aeruginosa and suffer from frequent pulmonary exacerbations – is on track to complete enrollment. Several recent publications* in major international respiratory journals confirmed that Pseudomonas aeruginosa infections are the leading cause of pulmonary exacerbations, morbidity and mortality in patients with non-CF bronchiectasis; this is the group we are targeting for our Phase 3 program,” said Dr. Juergen Froehlich, Chief Medical Officer of Aradigm.

“In our pulmonary non-tuberculous mycobacteria (PNTM) program we have successfully completed the preclinical studies with Oregon State University funded by the National Institutes of Health to evaluate the efficacy of Pulmaquin and Lipoquin® in respiratory infection models with M. avium and M. abscessus. PNTM fits well into our core focus on severe respiratory diseases with a significant growing unmet medical need,” said Dr. Igor Gonda, President and Chief Executive Officer of Aradigm.

*Martinez-Garcia MA, de Gracia J, Vendrell Relat M, et al. Multidimensional approach to non-cystic fibrosis bronchiectasis: the FACED score. The European respiratory journal. 2014;43(5):1357-1367.

Chalmers JD, Goeminne P, Aliberti S, et al. The bronchiectasis severity index. An international derivation and validation study. American journal of respiratory and critical care medicine. 2014;189(5):576-585

Bonaiti G, Aliberti S ,Faverio P, et al. Chronic infection with non-tuberculous mycobacteria in patients with non-CF bronchiectasis: Comparison with other pathogens. International journal of mycobacteriology. 4 (2015);68-69

Other Company Activities

•	May 2015 – The Company announced that scientists from the Oregon State University, Corvallis and Aradigm demonstrated that Aradigm’s investigational drugs Lipoquin and Pulmaquin significantly reduced the growth of pulmonary non-tuberculous mycobacteria (PNTM) after 3 weeks of once daily respiratory tract dosing in a mouse model. The number of colony forming units of Mycobacterium Avium Subsp Hominissuis was reduced by 79% and 77% by Lipoquin and Pulmaquin, respectively (p<0.05) compared to saline controls. In contrast, unencapsulated ciprofloxacin had no effect. The detailed description of this research and its findings was presented at the American Thoracic Society 2015 International Conference in Denver, CO.

•	May 2015 – The Company promoted David Cipolla, PhD, to the position of Vice President, Pre-Clinical Research and Development. Dr. Cipolla has had positions of increasing responsibility from Scientist to Senior Director at Aradigm, has authored or co-authored over 50 scientific publications and has a prolific record of conference abstracts and presentations. He invented or co-invented over 20 patents.

•	July 2015 – The United States Patent and Trademark Office issued a composition of matter patent (U.S. Patent No. 9,078,897) covering formulations of liposomal and free ciprofloxacin, including Aradigm’s lead product candidate, Pulmaquin. This represents the sixth issued U.S. patent covering Aradigm’s liposomal ciprofloxacin formulations.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Aradigm is currently in Phase 3 development of Pulmaquin (an investigational proprietary formulation of ciprofloxacin for inhalation) for the treatment of non-cystic fibrosis bronchiectasis. Aradigm’s inhaled ciprofloxacin formulations are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria, and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, Q fever and inhaled anthrax. In addition, Aradigm has a pipeline composed of programs to prevent diseases in tobacco smokers through smoking cessation and a diagnostic program to detect aspirations of gastrointestinal fluid into the respiratory tract.

More information about Aradigm can be found at www.aradigm.com.

About Pulmaquin

Ciprofloxacin, available in oral and intravenous formulations, is a widely prescribed antibiotic. It is used to treat acute lung infections and is often preferred because of its broad-spectrum antibacterial activity against various bacteria, such as Pseudomonas aeruginosa. Pulmaquin is a dual release formulation composed of a mixture of liposome encapsulated and unencapsulated ciprofloxacin. It is being evaluated in two ongoing Phase 3 studies to determine its safety and effectiveness as a once-a-day inhaled formulation for the chronic treatment of non-cystic fibrosis bronchiectasis (non-CF BE) patients who have chronic infections with P. aeruginosa.

Following Phase 2a development of the liposomal portion of Pulmaquin (Lipoquin) and Phase 1 development of Pulmaquin, the Phase 2b study ORBIT-2 with Pulmaquin was a 24-week multicenter, randomized, double-blind, placebo-controlled trial in 42 adult non-CF BE subjects. This study demonstrated a significant reduction in P.aeruginosa sputum activity (p=0.002) and a decrease in time to first exacerbation in the per protocol population (p=0.046) and the mITT (p=0.057) populations in the Pulmaquin treated subjects compared to placebo. Overall, the incidence of all treatment emergent adverse events was similar between groups. The most frequently reported treatment related adverse events (reported by ≥ 3 patients in either treatment group) included product taste abnormal and nausea in the Pulmaquin group and wheezing in the placebo group. No serious adverse events were considered treatment related. There were no deaths reported during ORBIT-2.

The Phase 3 clinical program for Pulmaquin in non-CF BE consists of two worldwide, double-blind, placebo-controlled pivotal trials (ORBIT-3 and ORBIT-4) that are identical in design except for a pharmacokinetics sub-study to be conducted in one of the trials. Each trial is enrolling approximately 255 patients into a 48 week double-blind period consisting of 6 cycles of 28 days on treatment with Pulmaquin or placebo plus 28 days off treatment, followed by a 28 day open label extension in which all participants will receive Pulmaquin (total treatment duration approximately one year). The superiority of Pulmaquin vs. placebo during the double-blind period is being evaluated in terms of the time to first pulmonary exacerbation (primary endpoint), while key secondary endpoints include the reduction in the number of pulmonary exacerbations and improvements in the quality of life measures. Lung function is being monitored as a safety indicator.

Aradigm has been granted orphan drug designations for liposomal ciprofloxacin as well as for ciprofloxacin for inhalation for non-CF BE in the U.S. In addition, the U.S. Food and Drug Administration (FDA) has designated Pulmaquin as a Qualified Infectious Disease Product (QIDP). The QIDP designation is granted for treatment of non-CF BE patients with chronic lung infections with Pseudomonas aeruginosa. The QIDP designation made Pulmaquin eligible for Fast Track designation which was granted by the FDA in September 2014.

In 2013, Aradigm granted an exclusive, world-wide license for the Company’s inhaled liposomal ciprofloxacin product candidates for the indication of non-CF BE and other indications to Grifols S.A. More information on the terms of this license may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014.

About Non-Cystic Fibrosis Bronchiectasis

Non-CF BE is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. Non-CF BE represents an unmet medical need with high morbidity and mortality that affects more than 110,000 people in the U.S. and over 200,000 people in Europe. There is currently no drug approved for the treatment of this condition. Bronchiectasis and co-infections with Pseudomonas aeruginosa are frequent comorbidities in patients with PNTM,

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including those related to the ORBIT-3 and ORBIT-4 clinical trials and the ability to continue successful product development of our potential product candidates, including Pulmaquin, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 18, 2015, and the Company’s Quarterly Reports on Form 10-Q for subsequent interim periods.

Aradigm, Pulmaquin, Lipoquin and the Aradigm Logo are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenues	$9,952	$12,245	$18,720	$18,876

Operating expenses:
Research and development	9,754	11,656	18,115	17,452
General and administrative	1,339	1,931	2,881	3,582
Restructuring and asset impairment	3	5	7	11

Total operating expenses	11,096	13,592	21,003	21,045

Loss from operations	(1,144)	(1,347)	(2,283)	(2,169)

Interest income	7	1	15	3
Interest expense	—	—	—	(288)
Other expense	(8)	(12)	(40)	(13)
Gain on assignment of royalty interests	—	—	—	5,823
Gain from extinguishment of debt	—	—	—	3,041

Net income (loss)	$(1,145)	$(1,358)	$(2,308)	$6,397
Change in unrealized gains (losses) on available-for-sale securities	—	—	—	—
Comprehensive income (loss)	$(1,145)	$(1,358)	$(2,308)	$6,397

Basic net income (loss) per common share	$(0.08)	$(0.09)	$(0.16)	$0.44

Diluted net income (loss) per common share	$(0.08)	$(0.09)	$(0.16)	$0.43
Shares used in computing basic net income (loss) per common share	14,749	14,697	14,738	14,683

Shares used in computing diluted net income (loss) per common share	14,749	14,697	14,738	14,717

ARADIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2015 (Unaudited)	December 31, 2014 *
ASSETS
Current assets:
Cash and cash equivalents	$48,987	$47,990
Restricted cash	250	250
Receivables	440	1,058
Prepaid and other current assets	1,180	1,207

Total current assets	50,857	50,505
Property and equipment, net	353	502
Other assets	2,926	2,956

Total assets	$54,136	$53,963

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	3,018	2,706
Accrued clinical and cost of other studies	3,651	2,070
Accrued compensation	837	819
Deferred revenue – related party	875	790
Facility lease exit obligation	206	193
Other accrued liabilities	115	191

Total current liabilities	8,702	6,769
Deferred rent	73	97
Accrued clinical and cost of other studies, non-current	142	33
Facility lease exit obligation, non-current	4	104
Deferred revenue – related party, non-current	7,845	7,845
Shareholders’ equity	37,370	39,115

Total liabilities and shareholders’ equity	$54,136	$53,963

*	The balance sheet at December 31, 2014 has been derived from the audited financial statements at that date.

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